SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K/A

                        AMENDMENT No.1 TO CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report: (Date of Earliest Event Reported): June 3, 1999


                         ARCH COMMUNICATIONS GROUP, INC.
    ------------------------------------------------------------------------
              (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
    ------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

            0-23232                                    31-1358569
    ------------------------               ---------------------------------
    (Commission File Number)               (IRS Employer Identification No.)

             1800 West Park Drive, Suite 250, Westborough, MA   01581
    ------------------------------------------------------------------------
               (Address of principal executive offices)      (Zip Code)

                                 (508) 870-6700
    ------------------------------------------------------------------------
               Registrant's Telephone Number, Including Area Code

                                 Not Applicable
    ------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

                                Introductory Note

   On June 3, 1999, Arch Communications Group, Inc. ("Arch") completed its acquisition of MobileMedia Communications, Inc. ("MobileMedia") through the merger of MobileMedia with and into a wholly-owned subsidiary of Arch (the
"Merger"). The Merger has been accounted for using the purchase method of accounting in accordance with generally accepted accounting principles.

   On June 18, 1999, Arch filed a Current Report on Form 8-K to report the Merger. The purpose of this Amendment No. 1 to the Current Report on Form 8-K is to file the financial statements of the business acquired and the pro forma financial statements required by Item 7.

   Item 7 is amended as set forth below:

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements of Businesses Acquired

         The required financial statements are attached hereto on pages 3 through 22.

     (b) Pro forma Financial Statements

         The required pro forma financial statements are attached hereto on pages 23 through 28.

                         Report of Independent Auditors

The Board of Directors
MobileMedia Communications, Inc.

  We have audited the accompanying consolidated balance sheets of MobileMedia Communications, Inc. and Subsidiaries ("MobileMedia") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MobileMedia Communications, Inc. and Subsidiaries at December 31, 1997 and 1998 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that MobileMedia will continue as a going concern. As more fully described in Note 1, on January 30, 1997, MobileMedia Corporation and substantially all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Additionally, as more fully described in Note 11, on April 8, 1997, the Federal Communications Commission ("FCC") issued a Public Notice commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. These events, and circumstances relating to the Chapter 11 filing with the Bankruptcy Court, including MobileMedia's highly leveraged financial structure, non-compliance with certain covenants of loan agreements with banks and note indentures, net working capital deficiency and recurring losses from operations, raise substantial doubt about MobileMedia's ability to continue as a going concern. Although MobileMedia is currently operating the business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to (a) gain approval of the creditors and confirmation by the Bankruptcy Court of a plan of reorganization, (b) maintain compliance with all covenants under the debtor-in-possession financing agreement, (c) achieve satisfactory levels of future operating profit and (d) retain FCC qualification as a licensee. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
February 12, 1999, except for the eighth paragraph of Note 1 and the second paragraph of Note 6, as to which the date is March 26, 1999 and the ninth paragraph of Note 1, as to which the date is April 12, 1999

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                              December 31,
                                         ------------------------   March 31,
                                            1997         1998         1999
                                         -----------  -----------  -----------
                 ASSETS                                            (unaudited)
Current assets
  Cash and cash equivalents............. $    10,920  $     1,218  $       --
  Accounts receivable (less allowance
   for uncollectible accounts of
   $26,500, $15,000 and $14,893 in 1997,
   1998 and 1999, respectively) ........      55,432       38,942       37,270
  Inventories...........................         868        2,192        1,609
  Prepaid expense.......................       5,108        5,523        5,261
  Other current assets..................       2,783        4,855        4,900
                                         -----------  -----------  -----------
    Total current assets................      75,111       52,730       49,040
                                         -----------  -----------  -----------
Investment in net assets of equity
 affiliate..............................       1,788        1,400          --
Property and equipment, net.............     257,937      219,642      225,566
Intangible assets, net..................     295,358      266,109      258,793
Other assets............................      24,940       21,573       20,610
                                         -----------  -----------  -----------
    Total assets........................ $   655,134  $   561,454  $   554,009
                                         ===========  ===========  ===========
 LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities not subject to compromise
  Debtor-In-Possession (DIP) credit
   facility............................. $    10,000  $       --   $     5,000
  Accrued restructuring costs...........       4,897        5,163        7,197
  Accrued wages, benefits and payroll...      11,894       12,033        9,944
  Book cash overdraft...................         --           --         1,255
  Accounts payable--post petition.......       2,362        1,703        7,334
  Accrued interest......................       4,777        3,692        3,566
  Accrued expenses and other current
   liabilities..........................      35,959       35,735       30,061
  Current income taxes payable..........         --         2,871        1,200
  Advance billing and customer
   deposits.............................      34,252       28,554       28,892
  Deferred gain on tower sale...........         --        68,444       67,278
                                         -----------  -----------  -----------
    Total liabilities not subject to
     compromise.........................     104,141      158,195      161,727
                                         -----------  -----------  -----------
Liabilities subject to compromise
  Accrued wages, benefits and payroll
   taxes................................         562          647          476
  Accrued interest......................      18,450       17,579       17,578
  Accounts payable--pre petition........      19,646       15,410       15,351
  Accrued expenses and other current
   liabilities..........................      20,663       15,285       12,231
  Debt..................................   1,075,681      905,681      905,681
  Other liabilities.....................       2,915          --           --
                                         -----------  -----------  -----------
    Total liabilities subject to
     compromise.........................   1,137,917      954,602      951,317
                                         -----------  -----------  -----------
  Deferred tax liabilities..............       2,655        2,655        2,655
Stockholders' deficit
  Common stock (1 share, no par value,
   issued and outstanding at
   December 31, 1997 and 1998 and March
   31, 1999)............................         --           --           --
  Additional paid-in-capital............     676,025      676,025      676,025
  Accumulated deficit--pre petition.....  (1,154,420)  (1,154,420)  (1,154,420)
  Accumulated deficit--post petition....    (111,184)     (75,603)     (83,295)
                                         -----------  -----------  -----------
    Total stockholders' deficit.........    (589,579)    (553,998)    (561,690)
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     deficit............................ $   655,134  $   561,454  $   554,009
                                         ===========  ===========  ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                               Three Months
                              Year Ended December 31,         Ended March 31,
                           --------------------------------  ------------------
                              1996        1997       1998      1998      1999
                           -----------  ---------  --------  --------  --------
Revenue                                                         (unaudited)
  Services, rents and
   maintenance...........  $   568,892  $ 491,174  $423,059  $108,542  $100,631
  Product sales..........       71,818     36,218    26,622     6,621     5,193
                           -----------  ---------  --------  --------  --------
    Total revenues.......      640,710    527,392   449,681   115,163   105,824
Cost of products sold....      (72,595)   (35,843)  (22,162)   (5,513)   (3,516)
                           -----------  ---------  --------  --------  --------
                               568,115    491,549   427,519   109,650   102,308
Operating expenses
  Services, rents and
   maintenance...........      144,050    139,333   111,589    28,899    27,077
  Selling................       96,817     69,544    61,106    15,703    14,136
  General and
   administrative........      218,607    179,599   133,003    34,908    31,481
  Reduction of
   liabilities subject to
   compromise............          --         --    (10,461)      --     (3,050)
  Impairment of long-
   lived assets..........      792,478        --        --        --        --
  Restructuring costs....        4,256     19,811    18,624     4,558     5,067
  Depreciation...........      136,434    110,376    86,624    24,193    20,501
  Amortization...........      212,264     29,862    29,835     7,478     7,468
  Amortization of
   deferred gain on tower
   sale..................          --         --     (1,556)      --     (1,167)
                           -----------  ---------  --------  --------  --------
    Total operating
     expenses............    1,604,906    548,525   428,764   115,739   101,513
                           -----------  ---------  --------  --------  --------
Operating Income (loss)..   (1,036,791)   (56,976)   (1,245)   (6,089)      795
Other income (expense)
  Interest expense, net..      (92,663)   (67,611)  (53,043)  (14,626)  (10,018)
  Gain (loss) on
   sale/disposal of
   assets................           68          3    94,165         1      (323)
  Other..................          --         --       (338)      --      2,063
                           -----------  ---------  --------  --------  --------
    Total other expense..      (92,595)   (67,608)   40,784   (14,625)   (8,278)
                           -----------  ---------  --------  --------  --------
Income (loss) before
 income taxes (benefit)..   (1,129,386)  (124,584)   39,539   (20,714)   (7,483)
Income taxes (benefit)...      (69,442)       --      3,958       --        209
                           -----------  ---------  --------  --------  --------
Net income (loss)........  $(1,059,944) $(124,584) $ 35,581  $(20,714) $ (7,692)
                           ===========  =========  ========  ========  ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                           Accumulated  Accumulated
                                Additional   Deficit      Deficit
                                 Paid in      Pre-         Post-
                                 Capital    Petition     Petition      Total
                                ---------- -----------  ----------- -----------
Balance at December 31, 1995..   $659,829  $   (81,076)  $       0  $   578,753
Capital contribution from
 MobileMedia..................     12,800          --          --        12,800
Net loss......................        --    (1,059,944)        --    (1,059,944)
                                 --------  -----------   ---------  -----------
Balance at December 31, 1996..    672,629   (1,141,020)          0     (468,391)
Capital contribution from
 MobileMedia..................      3,396          --          --         3,396
Net loss......................        --       (13,400)   (111,184)    (124,584)
                                 --------  -----------   ---------  -----------
Balance at December 31, 1997..    676,025   (1,154,420)   (111,184)    (589,579)
Net income....................        --           --       35,581       35,581
                                 --------  -----------   ---------  -----------
Balance at December 31, 1998
 .............................    676,025   (1,154,420)    (75,603)    (553,998)
Net loss (unaudited)..........        --           --       (7,692)      (7,692)
                                 --------  -----------   ---------  -----------
Balance at March 31, 1999
 (unaudited)..................   $676,025  $(1,154,420)  $ (83,295) $  (561,690)
                                 ========  ===========   =========  ===========



                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                             Three Months Ended
                              Year Ended December 31,            March 31,
                          ---------------------------------  --------------------
                             1996        1997       1998       1998       1999
                          -----------  ---------  ---------  ---------  ---------
Operating activities                                            (unaudited)
  Net income (loss).....  $(1,059,944) $(124,584) $  35,581   $(20,714)  $(7,692)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 Operating activities:
  Depreciation and amor-
   tization.............      348,698    140,238    116,459     31,672    27,969
  Amortization of de-
   ferred gain on tower
   sale.................          --         --      (1,556)       --     (1,167)
  Income tax benefit....      (69,442)       --         --         --        --
  Accretion of note pay-
   able discount........       16,792      1,485        --         --        --
  Provision for uncol-
   lectible accounts....       56,556     65,181     14,841      4,981     2,131
  Reduction of liabili-
   ties subject to com-
   promise..............          --         --     (10,461)       --     (3,050)
  Recognized gain on
   sale of tower as-
   sets.................          --         --     (94,165)       --        --
  Impairment of long-
   lived assets.........      792,478        --         --         --        --
  Undistributed earnings
   of affiliate, net....          160         69        (87)        22       --
Change in operating as-
 sets and liabilities:
  Accounts receivable...      (55,965)   (53,904)     1,649      2,813      (459)
  Inventories...........        2,433     12,514     (1,324)       407       583
  Prepaid expenses and
   other assets.........       12,145       (686)       590     (1,052)    1,028
  Accounts payable, ac-
   crued expenses and
   other liabilities....       13,283    (25,393)    (7,065)     1,413    (1,791)
                          -----------  ---------  ---------  ---------  --------
  Net cash provided by
   (used in) operating
   activities...........       57,194     14,920     54,462     19,542    17,552
                          -----------  ---------  ---------  ---------  --------
Investing activities:
  Construction and capi-
   tal expenditures, in-
   cluding net changes
   in pager assets......     (161,861)   (40,556)   (53,867)    (4,854)  (26,806)
  Net proceeds from the
   sale of tower as-
   sets.................          --         --     169,703        --        --
  Net proceeds from the
   sale of investment in
   Abacus...............          --         --         --         --      1,400
  Net loss on the dis-
   posal of fixed as-
   sets.................          --         --         --         --        381
  Acquisition of busi-
   nesses...............     (866,460)       --         --         --        --
                          -----------  ---------  ---------  ---------  --------
Net cash provided by
 (used in) investing ac-
 tivities...............   (1,028,321)   (40,556)   115,836     (4,854)  (25,025)
                          -----------  ---------  ---------  ---------  --------
Financing activities:
  Book cash overdraft...          --         --         --         --      1,255
  Capital contribution
   by MobileMedia Corpo-
   ration...............       12,800      3,396        --         --        --
  Payment of debt issue
   costs................       (6,939)       --         --         --        --
  Borrowing from revolv-
   ing credit facili-
   ties.................      580,250        --         --         --        --
  Repayments on revolv-
   ing credit facili-
   ties.................          --         --    (170,000)       --        --
  Borrowing from DIP
   credit facilities....          --      47,000        --         --      5,000
  Repayments on DIP
   credit facilities....          --     (37,000)   (10,000)   (10,000)      --
                          -----------  ---------  ---------  ---------  --------
Net cash provided by
 (used in) financing ac-
 tivities...............      586,111     13,396   (180,000)   (10,000)    6,255
                          -----------  ---------  ---------  ---------  --------
Net (decrease) increase
 in cash, cash equiva-
 lents designated and
 cash designated for the
 MobileComm acquisi-
 tion...................     (385,016)   (12,240)    (9,702)     4,688    (1,218)
Cash and cash equiva-
 lents at beginning of
 period.................      408,176     23,160     10,920     10,920     1,218
                          -----------  ---------  ---------  ---------  --------
Cash and cash equiva-
 lents at end of peri-
 od.....................  $    23,160  $  10,920  $   1,218  $  15,608  $      0
                          ===========  =========  =========  =========  ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. Chapter 11 Reorganization and Basis of Presentation

  On January 30, 1997 (the "Petition date"), MobileMedia Corporation ("Parent"), its wholly owned subsidiary MobileMedia Communications, Inc., and all seventeen of MobileMedia Communications, Inc.'s subsidiaries ("MobileMedia") (collectively with Parent, the "Debtors"), filed for protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

  The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition date on a timely basis.

  Since the Petition date, the Bankruptcy Court has entered orders, among other things, allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46,000 in pre-petition amounts owing to certain essential vendors.

  Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Debtors, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Debtors to the extent that the Debtors utilize the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Debtors cannot presently determine or reasonably estimate the ultimate liability that may result from payments required to cure defaults under assumed leases and contracts or from the filing of claims for all leases and contracts which may be rejected.

  In connection with the Chapter 11 filing, the Debtors notified all known claimants that pursuant to an order of the Bankruptcy Court, all proofs of claims, on account of pre-petition obligations, other than for certain governmental entities, were required to be filed by June 16, 1997 (the "Bar Date"). As of March 31, 1999, approximately 2,581 proofs of claim had been filed against the Debtors. Included among the claims filed are claims of unspecified and undeterminable amounts. The Debtors consider the amounts set forth in certain proofs of claim to be inaccurate estimates of the Debtors' liabilities. As of March 31, 1999, the Debtors had secured orders of the Bankruptcy Court reducing approximately 1,607 claims filed in an aggregate amount of approximately $143,362 to an allowed amount of $10,239. As of March 31, 1999, the Debtors had also analyzed and resolved an additional 876 proofs of claim, representing an aggregate allowed amount of $8,389. The Debtors expect the objection process to continue.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

  On August 20, 1998, MobileMedia announced that it had executed a merger agreement with Arch Communications Group, Inc. ("Arch"), pursuant to which MobileMedia Communications, Inc. will be merged with and into a wholly-owned subsidiary of Arch. Immediately prior to the Merger, Parent will contribute all of its assets to MobileMedia Communications, Inc. Also on August 20, 1998, the Debtors filed a First Amended Joint Plan of Reorganization that reflects the proposed merger with Arch. On September 3, 1998, Arch and MobileMedia executed an amendment to the merger agreement and the Debtors filed a subsequent Second Amended Joint Plan of Reorganization. On December 1, 1998 Arch and MobileMedia executed a second amendment to the merger agreement and on December 2, 1998, the Debtors filed a Third Amended Joint Plan of Reorganization (the "Plan"). As of February 9, 1999, Arch and MobileMedia executed a third amendment to the merger agreement. Under the Plan, the Debtors' secured creditors will receive cash in an amount equal to their allowed pre-petition claims and the Debtors' unsecured creditors will receive cash or equity securities of Arch in satisfaction of their pre-petition claims against the Debtors. Because there are a variety of conditions precedent to the consummation of the Plan and the merger with Arch, there can be no assurance that the transactions contemplated thereby will be consummated.

  In December 1998 and January 1999, MobileMedia solicited the votes of its creditors on the Plan. 100% of the voting creditors in Class 4 voted to accept the Plan. As to Allowed Claims in Class 5, 83% in number and 91% in amount of those voting voted to accept the Plan. Of the Allowed Claims in Class 6 that voted on the Plan, 968 of such holders (approximately 94% in number and 69% in amount) voted to accept the Plan, and 61 of such holders (approximately 6% in number and 31% in amount) voted to reject the Plan.

  Objections to confirmation were filed by New Generation Advisors, Inc. ("New Generation"), Merrill Lynch Phoenix Fund, Inc., Merrill Lynch Corporate Bond Fund, Inc.--High Income Portfolio and State Street Research High Income Fund (the "Objectors"). On February 12, 1999, at a continued hearing on confirmation of the Plan, the Bankruptcy Court ordered MobileMedia to provide due diligence to a nominee of New Generation, to prepare supplemental disclosure to the holders of Allowed Claims in Class 6, and to resolicit the votes of such holders on the Plan. At a hearing held before the Bankruptcy Court on February 18, 1999, the Bankruptcy Court entered an order approving a form of Notice and Supplemental Disclosure, directing MobileMedia to resolicit the votes of all holders of Allowed Class 6 Claims and establishing March 23, 1999 as (a) the Supplemental Voting Deadline for Class 6 and (b) the deadline for any further objections to confirmation of the Plan arising out of the matters set forth in the Notice of Supplemental Disclosure. No further objections to the Plan were received by March 23, 1999. Taking into account the resolicitation of Class 6, the Plan was accepted by 59.6% in number and 69.3% in dollar amount of voting Class 6 creditors.

  On March 22, 1999, the Debtors and various other parties (including the Objectors, Arch, the Committee and the Agent for the Company's pre-petition secured lenders) executed a stipulation (the "Stipulation") that was approved by the Bankruptcy Court, effective as of March 23, 1999. The Stipulation resolved the pending objections to the Plan by providing for the withdrawal of the Objectors' objections and the waiver of all appeal rights of the Objectors. The Plan was confirmed by the Bankruptcy Court on April 12, 1999.

  The consolidated financial statements at December 31, 1997, 1998 and March 31, 1999 (unaudited) have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of MobileMedia to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

2. The Company and Summary of Significant Accounting Policies

 The Company

  MobileMedia provides paging and wireless messaging services in the United States, including the 100 largest metropolitan areas.

 Consolidation

  The consolidated financial statements include the accounts of MobileMedia and its wholly-owned subsidiaries (MobileMedia Communications, Inc. (California), MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., Radio Call Company of Va., Inc., MobileMedia PCS, Inc., Mobile Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

 Cash Equivalents

  MobileMedia considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

 Concentrations of Credit Risk

  Financial instruments that potentially subject MobileMedia to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. MobileMedia places its cash with high-quality institutions and, by policy, limits its credit exposure to any one institution. Although MobileMedia faces significant credit risk from its customers, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise MobileMedia's customer base. MobileMedia generally does not require collateral or other security to support customer receivables.

 Inventories

  MobileMedia values inventories at the lower of specific cost or market value. Inventories consist of pagers held specifically for resale by MobileMedia.

 Revenue Recognition

  MobileMedia recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. MobileMedia leases (as lessor) certain pagers under operating leases. Sales of pagers are recognized upon delivery.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

 Property and Equipment

  Effective October 1, 1997, MobileMedia shortened the estimated useful life of pagers from four to three years. This change resulted in additional depreciation expense of approximately $2,500 in 1997.

  Property and equipment are stated at cost, less accumulated depreciation.

  MobileMedia purchases a significant percentage of its pagers from one supplier. Any disruption of such supply could have a material impact on MobileMedia's operations.

  Expenditures for maintenance are charged to expense as incurred.

  Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to cost of products sold.

  Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

      Pagers.........................................................    3 years
      Radio transmission equipment...................................   10 years
      Computer equipment.............................................    4 years
      Furniture and fixtures.........................................    5 years
      Leasehold improvements......................................... 1-10 years
      Buildings......................................................   30 years

 Intangible Assets

  Intangible assets consist primarily of customer lists and FCC licenses which are being amortized principally using the straight-line method over periods ranging from 3 to 25 years. In connection with the impairment writedown discussed below, MobileMedia revised the useful lives of FCC licenses and customer lists to 25 years and 3 years, respectively.

 Impairment of Long-Lived Assets

  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", MobileMedia records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. In 1997, MobileMedia determined impairment existed with respect to its long-lived assets as of December 31, 1996. Such determination was based upon the existence of adverse business circumstances, such as MobileMedia's bankruptcy, its 1996 operating results and the uncertainty associated with the pending FCC proceeding. In July 1998, MobileMedia evaluated the ongoing value of its long-lived assets effective December 31, 1996 and, based on this evaluation, MobileMedia determined that intangible assets with a net book value of $1,118,231 were impaired and wrote them down by $792,478 to their

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

estimated fair value. Fair value was determined through the application of generally accepted valuation methods to MobileMedia's projected cash flows, discounted at an estimated market rate of interest. The remaining carrying amount of long-lived assets are expected to be recovered based on MobileMedia's estimates of cash flows. However, it is possible that such estimates could change based upon the uncertainties of the bankruptcy process and because future operating and financial results may differ from those projected which may require further writedowns to fair value.

 Debt Issue Costs

  Debt issue costs, which relate to the long term debt discussed in Note 6, are reported as "Other assets" in the accompanying balance sheets. Such costs amounted to $22,939 at December 31, 1997 and $19,295 at December 31, 1998 and $18,384 at March 31, 1999 (unaudited) and are being amortized on a straight line basis over the term of the related debt.

 Book Cash Overdraft

  Under MobileMedia's cash management system, checks issued but not presented to banks occasionally result in overdraft balances for accounting purposes and are classified as "Book cash overdraft" in the balance sheet.

 Liabilities Subject to Compromise

  Liabilities subject to compromise consists of pre-petition liabilities that may be affected by a plan of reorganization. In accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", MobileMedia records liabilities subject to compromise based on the expected amount of the allowed claims related to these liabilities. Accordingly, in December 1998 and March 1999 MobileMedia reduced such liabilities by approximately $10,461 and $3,050 (unaudited), respectively, to reflect changes in estimated allowed claims.

 Restructuring Costs

  Restructuring costs are primarily comprised of professional fees constituting administrative expenses incurred by MobileMedia as a result of reorganization under Chapter 11 of the Bankruptcy Code.

 Income Taxes

  Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

 New Authoritative Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. MobileMedia has adopted SFAS No. 131 as of December 31, 1998. Such adoption did not have an impact on MobileMedia's financial reporting.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia has adopted SOP 98-5 effective January 1, 1999. Such adoption did not have any effect on MobileMedia's financial position or results of operations.

3. Acquisitions and Divestitures

  On September 3, 1998, MobileMedia completed the sale of 166 transmission towers to Pinnacle Towers, Inc. ("Pinnacle") for $170,000 in cash (the "Tower Sale"). Under the terms of a lease with Pinnacle, MobileMedia will lease antenna sites located on these towers for an initial period of 15 years at an aggregate annual rental of $10,700. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94,200 and a deferred gain of $70,000. The deferred gain will be amortized on a straight-line basis over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170,000 in proceeds to its secured creditors, who had a lien on such assets.

  On January 4, 1996, MobileMedia completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide two-way narrowband 50/12.5 kHz PCS license, and BellSouth agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with MobileMedia (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

  The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of January 4, 1996. The allocation of the purchase price is summarized as follows:

                                                                  (in thousands)
      Current assets.............................................   $  55,301
      Property and equipment.....................................     112,986
      Intangible assets..........................................     934,269
      Other assets...............................................         143
      Liabilities assumed........................................    (149,662)
                                                                    ---------
                                                                    $ 953,037
                                                                    =========

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

4. Property and Equipment

  Property and equipment are summarized as follows:

                                                  December 31,     March
                                                -----------------   31,
                                                  1997     1998     1999
                                                -------- -------- --------
                                                 (in thousands)   (unaudited)
      Pagers................................... $196,791 $176,610 $190,903
      Radio transmission equipment.............  202,296  203,048  204,054
      Computer equipment.......................   30,896   32,679   32,866
      Furniture and fixtures...................   20,918   22,019   21,187
      Leasehold improvements...................   14,652   16,516   16,745
      Construction in progress.................    1,128   11,624   13,140
      Land, buildings and other................    7,911    6,697    6,591
                                                -------- -------- --------
                                                 474,592  469,193  485,486
      Accumulated depreciation.................  216,655  249,551  259,920
                                                -------- -------- --------
      Property and equipment, net.............. $257,937 $219,642 $225,566
                                                ======== ======== ========

5. Intangible Assets

                                                  December 31,                            March 31, 1999 (unaudited)
                         -------------------------------------------------------------- ------------------------------
                                      1997                            1998
                         ------------------------------- ------------------------------
                                   Accumulated                    Accumulated                    Accumulated
                           Cost    Amortization   Net      Cost   Amortization   Net      Cost   Amortization   Net
                         --------- ------------ -------- -------- ------------ -------- -------- ------------ --------
FCC Licenses............ $ 261,323   $ (8,918)  $252,405 $261,523   $(16,891)  $244,632 $261,623   $(18,937)  $242,686
Customer lists..........    64,430    (21,477)    42,953   64,430    (42,953)    21,477   64,430    (48,323)    16,107
                         ---------   --------   -------- --------   --------   -------- --------   --------   --------
                         $ 325,753   $(30,395)  $295,358 $325,953   $(59,844)  $266,109 $326,053   $(67,260)  $258,793
                         =========   ========   ======== ========   ========   ======== ========   ========   ========

  MobileMedia is not amortizing the cost of two nationwide Personal Communications Services ("PCS") licenses, one acquired directly from the FCC and the other as a result of the MobileComm acquisition, because the construction of paging networks related to such licenses has not been completed. These networks are expected to begin commercial operation in 1999 and, accordingly, amortization of these licenses will begin at such time.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

6. Debt

  Debt is summarized as follows:

                                                   December 31,      March 31,
                                                ------------------- -----------
                                                   1997      1998      1999
                                                ---------- -------- -----------
                                                                    (unaudited)
      DIP credit facility...................... $   10,000 $    --   $  5,000
      Revolving loan...........................     99,000   72,900    72,900
      Term loan................................    550,000  406,100   406,100
      10 1/2% Senior Subordinated Deferred
       Coupon Notes due December 1, 2003.......    174,125  174,125   174,125
      9 3/8% Senior Subordinated Notes due
       November 1, 2007........................    250,000  250,000   250,000
      Dial Page Notes..........................      1,570    1,570     1,570
      Note Payable.............................        986      986       986
                                                ---------- --------  --------
        Total debt............................. $1,085,681 $905,681  $910,681
                                                ========== ========  ========

  The debt obligations of MobileMedia include:

    1) A debtor-in-possession credit facility ("DIP Facility") with a syndicate of lenders including The Chase Manhattan Bank, as Agent (the "DIP Lenders"). As of March 31, 1999 there was $5,000 of borrowings outstanding under this facility, as of December 31, 1998 there were no funded borrowings and as of December 31, 1997, there was $10,000 of borrowings outstanding under this facility. MobileMedia is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Lenders and pay a commitment fee of 0.5% on any unused portion of the DIP Facility. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, the Debtors drew down $47,000 of borrowings and repaid $37,000 under the DIP Facility. During January and February, 1998 the Debtors repaid an additional $10,000. On January 27, 1998, the DIP Facility was amended and reduced from $200,000 to $100,000. On August 12, 1998, MobileMedia received approval from the Bankruptcy Court to extend the DIP Facility to March 31, 1999 and further reduce it from $100,000 to $75,000. MobileMedia has negotiated an extension of the DIP Facility through and including December 31, 1999.

    2) A $750,000 senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of March 31, 1999 and December 31, 1998 there was $479,000 outstanding under this facility consisting of term loans of $101,500 and $304,600 and loans under a revolving credit facility totaling $72,900. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996 MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. Since the Petition date, MobileMedia has brought current its interest payments and has been making monthly payments to the lenders under the Pre-Petition Credit Agreement equal to the amount of interest accruing under such agreement. On September 3, 1998, MobileMedia repaid $170,000 of borrowings under the Pre-Petition Credit Agreement with proceeds from the Tower Sale (see Note 3).

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


    3) $250,000 Senior Subordinated Notes due November 1, 2007 (the "9 3/8% Notes") issued in November 1995. These notes bear interest at a rate of 9 3/8% payable semi-annually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on its 9 3/8% Notes which constituted an event of default. The note holders have not exercised any rights or remedies afforded holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

    4) $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes") issued, at a discount, in November 1993. The Deferred Coupon Notes accrete at a rate of 10 1/2%, compounded semi-annually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10 1/2% and is payable semi-annually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

 Interest Expense on Debt

  Interest paid during the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999 (unaudited) was $65,978, $70,817, $51,560, $13,915 and $9,383 respectively. Total interest cost incurred for the years ended December 31, 1996, 1997 and 1998 was $94,231, $68,409 and $53,982, respectively of which $1,292, $176 and $228 was capitalized. Total interest cost incurred for the three months ended March 31, 1998 and 1999 (unaudited), was $14,793 and $10,248, respectively, of which $21 and $149 was capitalized.

  Subsequent to the Petition date, interest was accrued and paid only on the Pre-Petition Credit Agreement and the DIP Facility. If not for the filing, interest expense for the year ended December 31, 1997 and 1998 and March 31, 1998 and 1999 (unaudited), would have been approximately $104,152, $97,776, $25,724 and $21,187, respectively.

7. Income Taxes

  The components of income tax benefit (expense) are as follows:

                                                           Year ended December
                                                                   31,
                                                          ---------------------
                                                           1996   1997   1998
                                                          ------- ----- -------
      Current:
        Federal.......................................... $   --  $ --  $(1,757)
        State and local..................................     --    --   (2,201)
                                                          ------- ----- -------
                                                              --    --   (3,958)
      Deferred:
        Federal..........................................  52,081   --      --
        State and local..................................  17,361   --      --
                                                          ------- ----- -------
          Total.......................................... $69,442 $ --  $(3,958)
                                                          ======= ===== =======

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


  MobileMedia is included in the Parent's consolidated federal income tax return. Income taxes are presented in the accompanying financial statements as if MobileMedia filed tax returns as a separate consolidated entity.

  A reconciliation of income tax benefit (expense) and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                                    Year ended December 31,
                                                   ---------------------------
                                                     1996     1997      1998
                                                   --------  -------  --------
Tax benefit (expense) at federal statutory rate... $395,285  $43,604  $(13,838)
Goodwill and intangible amortization and
 writedown........................................  (95,362)     --        --
State income taxes................................      --       --     (1,783)
Nondeductible expenses............................      --       --     (4,765)
Valuation allowance on federal deferred tax
 assets........................................... (230,481) (43,604)   16,428
                                                   --------  -------  --------
  Total........................................... $ 69,442  $   --   $ (3,958)
                                                   ========  =======  ========

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:

                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
Deferred tax liabilities:
  Difference in book and tax basis of fixed assets......... $ 10,206  $ 19,974
  Other....................................................       68        27
                                                            --------  --------
    Deferred tax liabilities...............................   10,274    20,001
Deferred tax assets:
  Tax credit carryforwards.................................      --      1,757
  Accounts receivable reserves.............................   10,578     6,000
  Differences between the book and tax basis of intangible
   assets..................................................  128,462   121,526
  Difference between book and tax basis of accrued
   liabilities.............................................    5,089     4,794
  Net operating loss carryforward..........................  161,840   135,458
  Deferred gain on tower sale..............................      --     27,378
                                                            --------  --------
    Total deferred assets..................................  305,969   296,913
    Valuation allowances for deferred tax assets........... (298,350) (279,567)
                                                            --------  --------
    Deferred tax assets....................................    7,619    17,346
                                                            ========  ========
    Net deferred tax liabilities........................... $  2,655  $  2,655
                                                            ========  ========

  As of December 31, 1998, MobileMedia has available net operating loss carryforwards for tax purposes of approximately $330,000 which expire in years 2008 through 2012. Utilization of these losses may be limited under Section 382 of the Internal Revenue Code.

  MobileMedia believes consummation of the public offering of 15,525,000 shares of Parent's Class A Common Stock on November 7, 1995 caused an ownership change for MobileMedia for purposes of Section 382 of the Code. As a result, the use of MobileMedia's pre-ownership change net operating loss

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)
carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40,000. In addition, if a second ownership change has occurred subsequent to November 7, 1995, which has not yet been determined, use of MobileMedia's net operating losses would be severely limited. It is also anticipated that the net operating loss carryforwards and certain other tax attributes of MobileMedia will be substantially reduced and their utilization significantly limited as a result of consummation of the Plan.

8. Leases

  Certain facilities and equipment used in operations are held under operating leases. Rental expenses under operating leases were $44,574, 43,453, $40,936, $10,423 and $12,989 for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 (unaudited), respectively. At December 31, 1998, the aggregate minimum rental commitments under leases were as follows:

      1999............................................................ $  48,951
      2000............................................................    25,457
      2001............................................................    19,250
      2002............................................................    15,726
      2003............................................................    13,327
      Thereafter......................................................    15,783
                                                                       ---------
                                                                       $ 138,494
                                                                       =========

9. Employee Benefit Plans

  MobileMedia has adopted a retirement savings plan that allows all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of their compensation. Effective February 1, 1996, MobileMedia began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral. MobileMedia's matching contribution was $700 in 1996, $730 in 1997 and $692 in 1998 and $160 and $178 for the three months ended March 31, 1998 and 1999 (unaudited), respectively.

10. Stock Option Plans

  MobileMedia has two stock option plans under which approximately 1.3 million options are currently outstanding. Under the proposed Plan of Reorganization, MobileMedia's equity holders will receive no value for their ownership interests in the Company, and accordingly, the options are also deemed to have no value.

11. Commitments and Contingencies

  MobileMedia is party to a number of lawsuits and other matters arising in the ordinary course of business.

  As announced on September 27, 1996 and October 21, 1996, MobileMedia disclosed that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

  On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed as defective approximately 94 applications for fill-in sites around existing paging stations because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. However, the FCC granted MobileMedia interim operating authority to operate transmitters in this last category subject to further action by the FCC.

  On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an Administrative Law Judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

  On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The grant of the stay was premised on the availability of an FCC doctrine known as Second Thursday, which provides that, if there is a change of control that meets certain conditions, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. The stay was originally granted for ten months and was extended by the FCC through October 6, 1998.

  On September 2, 1998, MobileMedia and Arch Communications Group, Inc. ("Arch") filed a joint Second Thursday application. The FCC released an order granting the application on February 5, 1999. The order, which is conditioned on confirmation of the plan and consummation thereof within nine months, expressly terminated the administrative hearing and resolved the issues designated therein. The order denied the parties' request for permanent authority to operate transmitters for which MobileMedia was granted interim authority on January 13, 1997. If the Merger is consummated, Arch must cease operating these facilities within 6 months after the merger. The order also denied the parties' request for a waiver of the spectrum cap (which prohibits narrowband PCS licensees from having ownership interest in more than three channels in any geographic area). Arch must divest any excess channels within 6 months after the merger.

  Prior to the Petition date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey (the "New Jersey District Court"). These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

  In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date of a plan of reorganization. On October 21, 1998, the defendents' motion to dismiss the New Jersey Actions filed with the New Jersey District Court on January 16, 1998 was denied.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


  In addition to the New Jersey Actions, two lawsuits (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions") were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and the Debtors' independent auditors. None of the Debtors is named as defendant in the California Actions.

  On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions, with certain exceptions.

  The plaintiffs in both the New Jersey Actions and California Actions are currently conducting discovery of MobileMedia in connection with their prosecution of the actions against the named defendants. Following consummation of the Plan of Reorganization, the Company may be subject to further discovery in these proceedings.

  Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. It is anticipated that under any plan of reorganization for MobileMedia these Claims will receive no distributions.

12. Other Investments

  On March 21, 1995, MobileMedia purchased a 33% interest in Abacus Communications Partners, L.P., ("Abacus") a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P. is one of MobileMedia's alphanumeric dispatch services providers. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by MobileMedia's share of undistributed earnings or losses of the purchased company. MobileMedia's share of income (loss) of affiliate, net of distribution, for the years ended December 31, 1996, 1997 and 1998, was $160, $69, and $(87), respectively. On
December 30, 1998 MobileMedia reached an agreement to sell its interest in Abacus to Abacus Exchange Inc. for $1,400 and subsequently completed the sale on January 25, 1999. Accordingly, MobileMedia wrote down its investment in Abacus from $1,612 to $1,400 as of December 31, 1998.

13. Impact of Year 2000 (unaudited)

General

  Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, in less than two years, the computerized systems (including both information and

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)
non-information technology systems) and applications used by MobileMedia will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

 State of Readiness

  MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

  With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be Year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and executed to identify any Year 2000 compliance issues. The testing unearthed a few Year 2000 problems all of which have been addressed and retested for Year 2000 readiness. Additional testing took place the first quarter of 1999, which included testing of MobileMedia's financial and human resource software packages. Although the results of these tests are still being analyzed, relatively few Year 2000 problems were identified. There can be no assurance, however, that such testing has detected, or will detect, all compliance issues related to the Year 2000 problem.

  With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission-critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

 Estimated Year 2000 Compliance Costs

  MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to Year 2000 compliance matters. Through December 31, 1998, MobileMedia has incurred approximately $50 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $175 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $500 on additional hardware, software and other items related to the Year 2000 compliance matters.

  In addition, MobileMedia estimates that it will incur approximately $200 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia also upgraded its paging network hardware during 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


 Risks Relating to Year 2000 Compliance Matters

  MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during 1999. Although MobileMedia has begun testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission-critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

 Contingency Planning

  MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The task force will undertake a review of these assessments on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning during the second quarter of 1999.

                         ARCH COMMUNICATIONS GROUP, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the MobileMedia acquisition, assuming it had occurred on March 31, 1999 and using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values at the time of the acquisition. Income of the combined company will not include income or loss of MobileMedia prior to the acquisition. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 present the results of operations of Arch and MobileMedia assuming the MobileMedia acquisition had been effected on January 1, 1998. You should read the unaudited pro forma financial data in conjunction with the consolidated historical financial statements of Arch and MobileMedia, including the notes to both sets of financial statements.

   The pro forma condensed consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the combined company or the actual results that would have been achieved had the MobileMedia acquisition been consummated during the period indicated. Moreover, the pro forma condensed consolidated financial statements reflect preliminary pro forma adjustments made to combine Arch with MobileMedia using the purchase method of accounting. The actual adjustments may differ from those reflected in the pro forma financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 March 31, 1999
                                 (in thousands)

                                                    Pro Forma Adjustments
                             Arch     MobileMedia                                Pro Forma
                         (Historical) (Historical)    Debits       Credits      Consolidated
                         ------------ ------------  ----------    -----------   ------------
         ASSETS
Current assets:
 Cash and cash
  equivalents...........  $   12,102          --                                 $   12,102
 Accounts receivable
  net...................      30,757  $    37,270                                    68,027
 Inventories............       9,803        1,609                                    11,412
 Prepaid expenses and
  other.................       9,348       10,161                                    19,509
                          ----------  -----------                                ----------
   Total current assets.      62,010       49,040                                   111,050
                          ----------  -----------                                ----------
 Property and
  equipment, net........     218,608      225,566                                   444,174
 Intangible and other
  assets................     602,814      279,403      114,317(1)     18,384(1)     978,150
                          ----------  -----------                                ----------
                          $  883,432  $   554,009                                $1,533,374
                          ==========  ===========                                ==========

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
 Current maturities of
  long-term debt........  $    1,250  $   910,681      479,000(1)                $    1,250
                                                       431,681(2)
 Accounts payable.......      26,564       23,940       15,351(2)                    35,153
 Accrued expenses.......      10,068       53,912       12,707(2)                    51,273
 Accrued interest.......      17,187       21,144       17,578(2)                    20,753
 Customer deposits and
  deferred revenue......      16,633       28,892                                    45,525
 Accrued restructuring..      11,032        7,197        7,197(2)                    21,032
                                                                      10,000(1)
                          ----------  -----------                                ----------
   Total current
    liabilities.........      82,734    1,045,766                                   174,986
                          ----------  -----------                                ----------
 Long-term debt, less
  current maturities....   1,036,441          --                     312,000(1)   1,348,441
                          ----------  -----------                                ----------
 Deferred income taxes..         --         2,655        2,655(2)                       --
                          ----------  -----------                                ----------
 Other long-term
  liabilities...........      26,844       67,278       67,278(2)                    26,844
                          ----------  -----------                                ----------
Stockholders' equity
 (deficit) (9):
 Preferred stock........           3          --                                          3
 Common stock...........         212          --                       1,228(1)       1,440
 Additional paid-in
  capital...............     378,590      676,025      676,025(3)                   623,052
                                                         1,228(1)    245,690(1)
 Accumulated deficit....    (641,392)  (1,237,715)                   554,447(2)    (641,392)
                                                        18,384(1)    676,025(3)
                                                                      25,627(1)
                          ----------  -----------                                ----------
   Total stockholders'
    equity (deficit)....    (262,587)    (561,690)                                  (16,897)
                          ----------  -----------                                ----------
                          $  883,432  $   554,009                                $1,533,374
                          ==========  ===========                                ==========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1998
               (in thousands, except share and per share amounts)

                              Arch      MobileMedia    Pro Forma       Pro Forma
                          (Historical)  (Historical)  Adjustments     Consolidated
                          ------------  ------------  -----------     ------------
Service, rental and
 maintenance revenues...  $   371,154     $423,059    $    (8,454)(4) $   785,759
Products sales..........       42,481       26,622            --           69,103
                          -----------     --------    -----------     -----------
    Total revenues......      413,635      449,681         (8,454)        854,862
Cost of products sold...      (29,953)     (22,162)           --          (52,115)
                          -----------     --------    -----------     -----------
                              383,682      427,519         (8,454)        802,747
                          -----------     --------    -----------     -----------
Operating expenses:
  Service, rental and
   maintenance..........       80,782      111,589         10,800 (5)     194,717
                                                           (8,454)(4)
  Selling...............       49,132       61,106            --          110,238
  General and
   administrative.......      112,181      133,003            --          245,184
  Depreciation and
   amortization.........      221,316      114,903         11,432 (6)     363,330
                                                           15,679 (6)
  Restructuring expense
   .....................       14,700          --             --           14,700
  Bankruptcy related
   expense .............          --         8,163(7)                       8,163
                          -----------     --------    -----------     -----------
    Total operating
     expenses...........      478,111      428,764         29,457         936,332
                          -----------     --------    -----------     -----------
Operating income (loss).      (94,429)      (1,245)       (37,911)       (133,585)
Interest expense, net...     (104,213)     (53,043)        53,043 (8)    (143,746)
                                                          (39,533)(8)
Gain on sale of assets
 .......................          --        94,165            --           94,165
Other expenses .........       (5,689)        (338)           --           (6,027)
                          -----------     --------    -----------     -----------
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................     (204,331)      39,539        (24,401)       (189,193)
Provision for income
 taxes..................          --         3,958            --            3,958
                          -----------     --------    -----------     -----------
Income (loss) before
 extraordinary item.....     (204,331)    $ 35,581    $   (24,401)    $  (193,151)
                          ===========     ========    ===========     ===========
Basic/diluted income
 (loss) before
 extraordinary item per
 share..................  $     (9.78)         --             --            (1.35)
Weighted average common
 shares
 outstanding............   20,993,192          --     122,845,000(1)  143,838,192

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   For the Three Months Ended March 31, 1999
               (in thousands, except share and per share amounts)

                              Arch      MobileMedia   Pro Forma        Pro Forma
                          (Historical)  (Historical) Adjustments      Consolidated
                          ------------  ------------ ------------     ------------
Service, rental and
 maintenance revenues...  $    90,529     $100,631   $     (2,114)(4) $    189,046
Products sales..........       10,359        5,193                          15,552
                          -----------     --------   ------------     ------------
    Total revenues......      100,888      105,824         (2,114)         204,598
Cost of products sold...       (6,926)      (3,516)                        (10,442)
                          -----------     --------   ------------     ------------
                               93,962      102,308         (2,114)         194,156
                          -----------     --------   ------------     ------------
Operating expenses:
  Service, rental and
   maintenance..........       20,293       27,077         (2,114)(5)       45,256
  Selling...............       13,011       14,136                          27,147
  General and
   administrative.......       25,626       31,481                          57,107
  Depreciation and
   amortization.........       51,118       26,802          2,858 (6)       84,698
                                                            3,920 (6)
  Bankruptcy related
   expense..............          --         2,017                           2,017
                          -----------     --------   ------------     ------------
    Total operating
     expenses...........      110,048      101,513          4,664          216,225
                          -----------     --------   ------------     ------------
Operating income (loss).      (16,086)         795         (6,778)         (22,069)
Interest expense, net...      (26,477)     (10,018)        (9,883)(8)      (36,360)
                                                           10,018 (8)
Gain on sale of assets..          --         1,740            --             1,740
Other expenses..........       (3,200)         --                           (3,200)
                          -----------     --------   ------------     ------------
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................      (45,763)      (7,483)        (6,643)         (59,889)
Provision for income
 taxes..................          --           209            --               209
                          -----------     --------   ------------     ------------
Income (loss) before
 extraordinary item.....  $   (45,763)    $ (7,692)  $     (6,643)    $    (60,098)
                          ===========     ========   ============     ============
Basic/diluted income
 (loss) before
 extraordinary item per
 share..................  $     (2.18)         --                     $      (0.42)
                          ===========                                 ============
Weighted average common
 shares outstanding.....   21,215,583          --     122,845,000 (1)  144,060,583
                          ===========                ============     ============

 See accompanying notes to unaudited pro forma condensed consolidated financial statements

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) To record

   . $312.0 million of additional Arch borrowings necessary to fund its obligations in connection with the MobileMedia acquisition,

   . the issuance of 122,845,000 shares of common stock, having an aggregate value of $245.7 million, to unsecured creditors and standby purchasers

   . the writeoff of $18.4 million of deferred financing costs associated with the former MobileMedia credit facility and

   . the excess of purchase price over the assumed fair value of the identifiable assets acquired.

  The historical book value of the tangible and intangible assets of MobileMedia was assumed to approximate fair value. The excess of purchase price over the assumed fair value of identifiable assets acquired was calculated as follows:

    Consideration exchanged:
      Payments to secured creditors................................... $479,000
      Assumed fair value of shares issued to unsecured creditors......   28,690
                                                                       --------
                                                                        507,690
      Liabilities assumed:
        Administrative costs..........................................   25,000
        Other.........................................................   82,252
                                                                       --------
      Total consideration exchanged...................................  614,942
      Transaction costs...............................................   25,000
      Restructuring reserve...........................................   10,000
                                                                       --------
      Total purchase price............................................  649,942
    Less fair value of tangible and intangible net assets acquired....  535,625
                                                                       --------
    Excess of purchase price over tangible and intangible net assets acquired.........................................................  114,317
                                                                       ========

   --------

 (a) Administrative costs consist of payments to some of MobileMedia's creditors.

 (b) Other liabilities assumed include operating liabilities such as accounts payable, accrued expenses and advance billings which Arch assumed in connection with the MobileMedia acquisition.

 (c) Transaction costs include legal, investment banking, financing, accounting and other costs incurred by Arch to consummate the MobileMedia acquisition.

 (d) Restructuring reserve consists of severance costs related primarily to duplicative general and administrative functions at the corporate, regional and market levels of MobileMedia, such as technical, marketing, finance and other support functions. These terminations will occur as the operations of MobileMedia are integrated into those of Arch and are based on management's preliminary review of synergies that exist between the companies. This analysis is expected to be finalized after consummation of the MobileMedia acquisition and may result in additional amounts to be reserved.

(2) To eliminate liabilities of MobileMedia not assumed by Arch, satisfied in cash or exchanged for common stock.

(3) To eliminate MobileMedia equity balances.

(4) To eliminate revenues and expenses between Arch and MobileMedia.

(5) This entry records the incremental rental expense for the use of transmitter space on the towers that were sold and leased back in MobileMedia's tower sale transaction.

(6) To record the amortization on the excess of purchase price over the tangible and intangible assets acquired, calculated on a straight-line basis over 10 years in the amounts of $11,432 for the year ended
    December 31, 1998 and $2,858 for the three months ended March 31, 1999. The actual amortization recorded after consummation of the MobileMedia acquisition may differ from these amounts due to changes in the price of common stock upon closing of the MobileMedia acquisition as well as full allocation of purchase price to assets and liabilities assumed pursuant to APB No. 16. The amortization relates to the $258.8 million assumed fair value of intangible assets, consisting primarily of FCC licenses with an assumed fair value of $242.7 million and customer lists with an assumed fair value of $16.7 million. This amortization has already been provided in the historical financial statements of MobileMedia. The MobileMedia historical amortization was adjusted by $15,679 for the year ended December 31, 1998 and by $3,920 for the three months ended March 31, 1999 to conform MobileMedia's 25 year estimated useful life of FCC licenses to Arch's 10 year estimated useful life. The estimated useful life of the customer lists was assumed to be 3 years.

(7) These costs represent incremental and non-recurring third-party legal, accounting and financial advisory fees and expenses incurred by MobileMedia related to its administration of its insolvency proceedings.

(8) To remove the interest expense associated with the various MobileMedia credit facilities and notes eliminated as a result of the insolvency proceedings and to record the interest associated with Arch's additional borrowings used to fund the MobileMedia acquisition. Interest was calculated assuming an 11% rate on $173.0 million of additional bank borrowings and a 14.75% rate on $139.0 million of senior notes. Interest expense would be as follows if interest rates on the bank borrowings were to decrease or increase 1/8 of a percent:

      Assumed Change in Interest Rate            Assumed Interest Expense
      -------------------------------      ------------------------------------
                                              Year Ended     Three Months Ended
                                           December 31, 1998   March 31, 1999
                                           ----------------- ------------------
      Increase of 1/8%....................      $39,923            $9,981
      Decrease of 1/8%....................      $39,143            $9,786

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 23, 1999                      ARCH COMMUNICATIONS GROUP, INC.



                                            By: /s/ J. Roy Pottle
                                            ----------------------------
                                                J. Roy Pottle
                                                Executive Vice President and
                                                Chief Financial Officer

                                 EXHIBIT INDEX


Exhibit Number                Description
--------------                -----------
     23.1                     Consent of Ernst & Young LLP